PURCHASE AGREEMENT

     This agreement was entered into on September 24,1999, between WHY USA North America, Inc., a corporation organized and existing under the laws of Wisconsin, with its principal place of business at 1421 North Broadway, Suite 108, Menomonie, Wisconsin, referred to as seller-corporation, Douglas A. Larson and Ann Y. Larson, Emil A. Gluck and Joanne M. Gluck of Menomonie, Dunn County and David 0. Thomas and Debora Thomas of New Auburn, Chippewa County, Wisconsin, referred to as seller-shareholders, and Northwest Financial Group, Inc., a corporation organized and existing under the laws of Minnesota, with its principal place of business at 1802 Wooddale Drive, Suite 100, Woodbury, Minnesota, referred to as buyer.

     WHEREAS,

     (1) Seller-shareholders own all of the outstanding shares of capital stock of seller-corporation; and

     (2) Seller-corporation is engaged in the business of selling franchises for real estate brokerage businesses.

     (3) Buyer desires to enter the real estate brokerage business nationwide, and to this end, desires to acquire the shares of capital stock of seller-corporation on the terms and conditions set forth in this agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this agreement and other good and valuable consideration, it is agreed as follows:

                                 SECTION ONE
                                SALE OF STOCK

     On the terms and subject to the conditions set forth in this agreement, seller-shareholders agree to sell, transfer, assign and deliver to buyer, and buyer agrees to purchase, all of the outstanding shares of capital stock of seller-corporation, consisting of 3,000 shares of common nonpar stock.

                                 SECTION TWO
                           CONSIDERATION FOR STOCK

     On the terms and subject to the conditions set forth in this agreement, buyer agrees to pay to seller-shareholders, as the purchase of the shares of capital stock of seller-corporation, the sum of Two Million ($2,000,000.00) Dollars as follows:

     Fifty Thousand ($50,000.00) Dollars as nonrefundable earnest money at the time of execution of this agreement ($10,000.00 of which has all ready been paid), and the balance to be paid in full at the time of closing. In the event Seller-corporation does not



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comply with the terms of Section Six (4) (execution of estoppel agreement), prior to or at the time set for closing, the above-described earnest money shall be refunded to buyer.

     The seller-corporation is negotiating the repurchase of one of a regional director's territory ("Joe O'Hern Territory") for an approximate purchase price of Seventy-five Thousand ($75,000.00) Dollars. In the event this territory purchase is closed prior to the closing described in SECTION FOUR, the above purchase price shall be increased by the amount of consideration paid by seller-corporation for the "Joe O'Hern Territory". Seller-corporation shall notify buyer in the event that the purchase price of the "Joe O'Hern Territory" exceeds $75,000.00.

                                SECTION THREE
                      CONDUCT OF BUSINESS BEFORE CLOSING

     Seller-corporation and seller-shareholders covenant and agree that, from the date of this agreement until the date of closing, seller-corporation will at all times conduct its business in the usual and ordinary course and will not, without the written consent of buyer, (a) purchase, sell, or otherwise dispose of any property or services of any kind, other than purchase and sales in the ordinary course of business and other than as noted in SECTION TWO regarding the "Joe O'Hern Territory"; (b) mortgage, pledge, create security interests in or otherwise encumber any of its properties or assets; (c) make or incur any capital commitment or expenditures or any unusual or long term commitment; (d) grant any increase in salary or other increased compensation to any of its employees; (e) declare or pay any dividend or make any other distribution to shareholders other than the distribution of accounts receivables as stated in SECTION FIVE below; (f) reveal to third persons any trade secrets, customer lists, or other confidential or proprietary information, or act otherwise in any manner that may adversely affect its rights, interests, assets, or business; or (g) issue or sell any additional stock or other securities, or grant any rights to subscribe for or to purchase, or any options or warrants for the purchase of, any additional stock or other securities.

                                SECTION FOUR
                                   CLOSING

     The closing of the purchase and sale provided for in this agreement shall take place at 1421 North Broadway, Suite 108, Menomonie, Wisconsin, Dunn County, at 10:00 A.M., on November 1, 1999. The closing date can be extended to 12-31-99 or at such other time and place as may be mutually agreed to by the parties, upon payment by Buyers of additional nonrefundable earnest money of $50,000.00. At the closing, seller-shareholders shall deliver to buyer all share certificates, assignments, and other instruments that may be necessary to transfer and assign to buyer all of the outstanding shares of seller-corporation, all in form satisfactory to buyer's counsel. Upon transfer of such shares, buyer shall have full and complete ownership of WHY USA North America, Inc. and thereby all interest in all of the assets of the corporation (except for the accounts receivable accrued up to date of closing) and responsibility for all of the corporate debt.


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                                SECTION FIVE
                  ACCOUNTS RECEIVABLE OF SELLER-CORPORATION

     The uncollected accounts receivables which exist at the time of closing shall belong solely to and be distributed to the seller-shareholders, and shall not be conveyed with the other corporation assets to buyer.


                                 SECTION SIX
                      REPRESENTATIONS AND WARRANTIES OF
                             SELLER-SHARE HOLDERS

     Seller-shareholders represent and warrant to buyer as follows:

     (1) Seller-corporation is a corporation organized, and in good standing under the laws of Wisconsin, with full corporate power to carry on its business as now being conducted and to own and operate the properties and assets now owned and operated by it.

     (2) The authorized capital stock of seller-corporation consists of 9,000 shares of common stock nonpar value of which 3,000 shares are issued and outstanding as of the date of this agreement. All of the outstanding shares of seller-corporation are validly issued, fully paid, and nonassessable.

     (3) All business records, balance sheets, itemization of debts, franchise registrations, trademark and copyright documentation, current contracts, and other information provided by seller-corporation to buyer prior to the execution of this agreement have been complete and accurate.

     (4) Gregory Hague, WHY USA, Inc., WHY USA Franchise Corporation and WHY USA Development Corporation have no interest in or claim to the trademarks copyrighted materials, franchises or other assets owned by seller-corporation; seller-corporation will obtain the signature of said parties to the Estoppel Agreement which is attached hereto and made a part hereof.

     (5) No litigation, is pending against seller-corporation before any court or any governmental agency and, to the knowledge of the seller-shareholders, no such litigation is threatened or anticipated. Seller-corporation has not violated any laws, regulations, or orders applicable to its business or activities.

     (6) Seller-corporation has filed all federal, state, and other tax returns that are required to be filed by it and has paid or made provision for the payment of all taxes due pursuant to those returns.

     (7) Seller-corporation has no debts, liabilities, or obligations that will remain unpaid and/or owing at the time of closing. It is the interest of the parties that Buyer I purchasing Seller-corporation in a "debt free condition".


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                                SECTION SEVEN
                              NONCOMPETE CLAUSE

     Seller-shareholders agree not to reestablish or reopen any business, trade, or occupation similar to the business of seller-corporation, or in any manner to become involved directly or indirectly as owner, partner, agent, stockholder, officer or otherwise in any such business within North America for a term of five years.

                                SECTION EIGHT
                         LEGAL FEES AND CHOICE OF LAW

     If any party breaches this agreement, a party thereby damaged shall, in addition to all other available legal or equitable remedies, be entitled to recover reasonable attorneys fees.

     This agreement shall be construed according to the laws of Wisconsin.

     In witness whereof, the parties have executed this agreement at Menomonie, Wisconsin, on the date first above written.

     Dated this 24th day of September , 1999.


/s/ David O. Thomas                  /s/Douglas A. Larson
WHY USA North America, Inc.          Seller-shareholder, Douglas A. Larson
By: David 0. Thomas
 President

                                     /s/Emil A. Gluck
                                     Seller-shareholder, Emil A. Gluck


`
                                     /s/ David O. Thomas
                                     Seller-shareholder, David 0. Thomas






                                     Northwest Financial Group, Inc.

                                     By: /s/ Donald Riesterer

                                     President


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